Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

MicroStrategy Incorporated’s subsidiaries as of February 7, 2018 are listed below.

821,393 LLC (Delaware)	MicroStrategy France SARL (France)

Alert Media Group LLC (Delaware)	MicroStrategy Holdings (Hong Kong) Co. Ltd. (Hong Kong)

Alert Media Group II LLC (Delaware)	MicroStrategy Ibérica, S.L.U. (Spain)

MicroStrategy Administration Corporation (Delaware)	MicroStrategy India Private Limited (India)

MicroStrategy Enterprises, Inc. (Delaware)	MicroStrategy International Limited (Bermuda)

MicroStrategy Management Corporation (Delaware)	MicroStrategy International II Limited (Bermuda)

MicroStrategy Services Corporation (Delaware)	MicroStrategy Israel Ltd. (Israel)

Reporting Technologies, Inc. (Delaware)	MicroStrategy Italy S.r.l. (Italy)

SMCR Corp. (Delaware)	MicroStrategy Japan Kabushiki Kaisha (MicroStrategy Japan Inc.) (Japan)

Strategy.com Incorporated (Delaware)	MicroStrategy Korea Co., Ltd. (Korea)

Strategy Inc. (Delaware)	MicroStrategy Limited (United Kingdom)

Usher Incorporated (Delaware)	MicroStrategy México, S. de R.L. de C.V. (Mexico)

AMG International C.V. (Netherlands)	MicroStrategy Middle East FZ-LLC (UAE – Dubai Free Zone)

Alert Media Group International B.V. (Netherlands)	MicroStrategy Poland sp. z. o. o. (Poland)

MicroStrategy Austria GmbH (Austria)	MicroStrategy Portugal, Sociedade Unipessoal, Lda. (Portugal)

MicroStrategy Belgium BVBA (Belgium)	MicroStrategy Pty. Ltd. (Australia)

MicroStrategy Benelux B.V. (Netherlands)	MicroStrategy Singapore Pte. Ltd. (Singapore)

MicroStrategy Brasil Ltda. (Brazil)	MicroStrategy South Africa (Proprietary) Limited (South Africa)

MicroStrategy Canada Incorporated (Canada)	MicroStrategy Sweden AB (Sweden)

MicroStrategy China Technology Center Limited (China)	MicroStrategy Switzerland GmbH (Switzerland)

MicroStrategy Denmark ApS (Denmark)	MicroStrategy Yazilim Hizmetleri Ve Ürünleri Limited Şirketi (Turkey)

MicroStrategy Deutschland GmbH (Germany)	Strategy.com International Limited (Bermuda)